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                                                                   EXHIBIT 99(v)

                             NACCO INDUSTRIES, INC.


March 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Arthur Andersen LLP ("Arthur Andersen"), the independent public accountant for NACCO Industries, Inc. during 2001, has represented to us by letter dated
March 22, 2002 that its audit of the consolidated financial statements of NACCO Industries, Inc. and subsidiaries as of December 31, 2001 and for the year then ended was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice so as to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,



/s/ Kenneth C. Schilling
Kenneth C. Schilling
Vice President and Controller